Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was excluded has been noted in this document with a placeholder identified by the mark “[***]”.
Exhibit 10.4

ORIGINAL DESIGN MANUFACTURER AND SUPPLY AGREEMENT
By and Between
iRobot Corporation and Shenzhen 3irobotix Co., Ltd

This ORIGINAL DESIGN MANUFACTURER AND SUPPLY AGREEMENT (“Agreement”) is entered into as of this 15 days of August, 2023 between iRobot Corporation and its wholly-owned subsidiaries or affiliates, a Delaware Corporation with its principal place of business at 8 Crosby Drive, Bedford, Massachusetts 01730 USA (“iRobot”), and Shenzhen 3irobotix Co., Ltd, and its subsidiaries and affiliates, a Chinese company with its principal place of business located at 10th Floor, Block A, Han’s Innovation Building, No. 9018, North Circular Avenue, Song Pingshan Community, Xili Street, Nanshan District, Shenzhen, zip code 518055 (“Supplier”). iRobot and Supplier shall be referred to collectively as “Parties” or individually as “Party.” Unless otherwise noted, all capitalized terms in this Agreement shall have the meanings set forth in Article 1.
RECITALS
A.WHEREAS, iRobot and Supplier desire to enter into a relationship whereby Supplier will design, manufacture, assemble, supply and provide support for the Products;
B.WHEREAS, the Parties desire the Products to be marketed and sold by iRobot under the iRobot brand; and
C.WHEREAS, the Parties desire to set forth the terms and conditions of their relationship in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein below, the Parties hereby agree as follows:
1.Definitions
“Addendum” means an addendum, including a Product Addendum (as defined below), to this Agreement.

“Affiliate” means with respect to a Party, any other party which directly or indirectly controls, or is controlled by, or is under common control with, the specified Party. For purposes of the preceding sentence, “control” of a Party shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Party, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 50% or more of the outstanding shares of any class of capital stock of such Party (or in the case of a Party that is not a corporation, 50% or more of any class of equity interest).

“Assigned Component” means the components specifically identified in each Product Addendum as “assigned” for which iRobot has identified the applicable supplier from whom Supplier is authorized and required to source such component or material for incorporation into the Product.

“Commercially Reasonable Efforts” means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations. “Relevant commercial considerations” shall be deemed to include, without limitation, (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.

“Epidemic Failure” means a series of failures indicating a common or systemic product failure related to the same or similar root cause which results in the failure of the Products to meet the product warranty. An epidemic failure is deemed when a certain maximum failure rate occurs (Epidemic Failure Rate). The Epidemic Failure Rate is calculated using the relevant formulas included in this agreement.

“Marketing Documentation” means marketing materials, go to market assets and marketing claim testing information provided by Supplier to iRobot. All Marketing Documentation shall be provided by Supplier to iRobot in English and in a digital format as specified by iRobot.

“Defective Product” means a Product that has (i) a defect in design; or (ii) a defect in material or workmanship caused by (a) Supplier’s failure to manufacture the Product to conform to the Specifications or other requirements in this Agreement; (b) the gross negligence or willful misconduct of Supplier’s personnel performing under this Agreement, or (iii) a Product that fails to comply with any applicable law, rule, regulations, court order or decree that is applicable to Supplier’s performance of its obligations set forth in this Agreement.

“Delivery Date” means the date specified in a Purchase Order for the delivery of Products by Supplier to iRobot or iRobot Approved Third Parties.

“Effective Date” means the date this Agreement is executed by the last Party to execute it.

“Intellectual Property” means any and all intellectual property and tangible embodiments thereof, including without limitation inventions, discoveries, designs, specifications, developments, methods, modifications, improvements, processes, know-how, show-how, techniques, algorithms, databases, computer software and code (including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions), formulae, techniques, supplier and customer lists, trade secrets, graphics or images, text, audio or visual works, materials that document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship.

“Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, Marks, trade dress and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.

“iRobot Approved Third Parties” means, unless otherwise defined in a Product Addendum, third parties authorized to receive shipments or place purchase orders with Supplier. This includes distributors and/or logistics providers.

“Marks” means trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a Party or its products.

“Packaging & Shipping Specifications” means the packaging and shipping specifications set forth in the Specifications to any Product Addendum and otherwise supplied and/or approved by iRobot. Supplier will package the Products in individual cartons or packages per the iRobot specifications as set forth in each Product Addendum. All packaging costs, including the cost of materials, will be incorporated within the Product cost. Supplier will mark each Product carton or package with the appropriate iRobot catalog or part number and series letter. Purchase order and item numbers must appear on each shipping carton or pallet according to Specifications set forth in each Product Addendum. No Supplier identifications will appear on any Product or individual carton shipped to iRobot under this Agreement unless specifically provided for or specifically approved in writing by iRobot.

“Products” means Products set forth in Product Addendum C-1 and in all subsequently agreed upon Product Addendum.

“Product Addendum” means each addendum setting forth the description of Products and Product-specific requirements attached to this Agreement, beginning with Exhibit C-1.

“Purchase Order” means a written or electronic purchase order issued by iRobot or an iRobot Approved Third Party to Supplier for the purchase of the Products.

“Specification” means the technical and functional requirements of the Products as specified in an attachment to the Product Addendum.

“Term” has the meaning given to it in Section 21 and includes the initial term and any renewal term.

“Training Materials & Instructions” means end user Product instructions and any and all repair and training documentation relating to the Product. All Training Materials & Instructions shall be provided by Supplier to IRobot in English and in an editable digital format as specified by iRobot.

“Test Procedures” means the testing specifications, standards, procedures and parameters supplied and/or approved by iRobot, including without limitation, the specifications and test requirements plans for the Product and Components as identified in any applicable Product Addendum.

2.LIST OF EXHIBITS
2.1.Exhibit A. iRobot General Environmental Regulatory Requirements (“GERR”).
2.2.Exhibit B. iRobot General Quality Requirements (“GQR”).
2.3.Exhibit C. Product Addendum (as they may be added from time to time).
2.4.Exhibit D. Information Security Requirements
2.5.Exhibit E. Non-Disclosure Agreement (“NDA”)

3.PURCHASE AND SALE OF PRODUCTS
3.1.Subject to the terms and conditions in this agreement, Supplier agrees to design, manufacture, assemble and package the Products and to sell the same to iRobot in accordance with the terms hereof.
3.2.Design Ownership. iRobot and Supplier will maintain design ownership of each Product as outlined in the applicable Product Addendum.
3.3.Supplier. Supplier shall not, during the Term of this Agreement, produce or sell any Products set forth in any Product Addendum (unless stated otherwise in the exclusivity paragraph of each applicable Addendum) to any third party

4.FORECASTS, PRODUCT PURCHASE ORDERS, CHANGE ORDERS, RESCHEDULING AND CANCELLATION.

4.1.Forecast. For Products and accessories sold directly to iRobot, iRobot will provide to Supplier, on a monthly basis, a non-binding, rolling 365 days (12 months) planning forecasts on a SKU based level, indicating iRobot’s monthly Product requirements, as amended by iRobot from time to time (each, a “Forecast”). For Products and accessories sold to iRobot’s Approved Third Parties Supplier will collaborate with these iRobot Approved Third Parties to establish optimum frequency of forecast submission. All Purchase Order terms, changes and rescheduling and cancellation windows will be governed under the terms of this Agreement as defined below.
4.2.Purchase Orders. iRobot will issue orders for Products hereunder using its standard form of purchase order (“Purchase Order”). Each Purchase Order will identify the applicable Product by SKU, quantity, price currency, delivery terms, and other customary terms. Except for the Product price and delivery date contained in such Purchase Order, the terms and conditions in this Agreement shall prevail over any conflicting terms and conditions in any Purchase Order. Such Purchase Orders will be issued by iRobot at least fifty-six (56) days (8 weeks) prior to the date of ex-factory for all Products on each such Purchase Order.
4.3.Purchase Order Acknowledgment. Supplier will notify iRobot electronically within three (3) business day if it utilizes EDI, or if in writing, within five (5) business days of receipt of a Purchase Order, and inform iRobot in writing of any reason Supplier is unable to meet a requested delivery date or any other Purchase Order requirements. The absence of written notice constitutes acceptance of the Purchase Order and commitment to the terms of the Purchase Order, including Supplier’s obligation to manufacture and supply to iRobot amounts of Product as set forth on the Purchase Order in accordance with the terms and conditions of this Agreement.
4.4.Changes to Forecast. At any time, prior to the issue of a Purchase Order, iRobot may reschedule and/or cancel any forecast demand. It is the Supplier’s responsibility to review each monthly forecast submission and highlight to iRobot if it has any concerns with meeting the requirements of the latest forecast. Concerns with changes to the forecast including reschedules and cancellations can be discussed at this time.
4.5.Changes to Packaging and Shipping Specifications and Test Procedures. iRobot may, in writing, request a change to the Packaging and Shipping Specifications and Test Procedures at any time. Within five (5) business days after receipt of iRobot’s written request Supplier will analyze the requested change and provide iRobot with an assessment of the effect that the requested change will have on cost, manufacturing, scheduling, delivery and implementation. iRobot will be responsible for all costs associated with any accepted changes. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.
4.6.Components. Supplier will be responsible for managing the pipeline of all components to meet specific Forecast or Purchase Order demand. Supplier will only use Assigned Components in Products made for sale to iRobot only. Supplier will not use or incorporate the Assigned Components in any products it sells directly or to any other third party.
4.7.Production Increases, Rescheduling Delivery. iRobot may, in writing, request increases in production volume or acceleration of open Purchase Orders at any time. Supplier will analyze the request and determine if it can meet the requested increase within the required lead-time, provided, however, that Supplier must meet any and all increases up to 125% of the production volume for a Purchase Order for requests that include at least 75% at the original Purchase Order lead-time. If Supplier is unable to satisfy or comply with iRobot’s requested increase in production volume within the requested time frame for delivery, Supplier will provide the reasons preventing Supplier from satisfying the requested increase within five (5) business days after receipt of iRobot’s request. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules. Supplier shall utilize its global supply network to assess availability of shared material across accounts to minimize instances in which Supplier is unable to meet an increase in a Purchase Order quantity requested by iRobot. It is further understood that iRobot will not incur additional charges due to Supplier’s decision to meet an accelerated delivery schedule or request for increased quantities by utilizing another account’s material or components.
4.8.Product Configuration Changes and Engineering Changes. iRobot may request configuration or engineering changes to a Product in writing at any time. Supplier will analyze the request and determine if it can meet the requested changes within the required lead-time. If Supplier can satisfy the requested change it will provide iRobot within five(5) business days after receipt of the configuration or engineering request notice, a notice of acceptance of the requested changes. In the event that any requested change in the form, fit or function or Specification of any Product results in a significant increase in the cost of such Product, or in the length of time required for the manufacture or delivery thereof, then Supplier shall provide iRobot with a detailed cost analysis regarding such requested change. Following iRobot’s acknowledgment of such detailed cost analysis, the Parties will negotiate in good faith an equitable adjustment to the price of such Product and/or expected changes to the delivery schedule for such Product. If Supplier is unable to satisfy or comply with iRobot’s requested changes within the requested time frame for delivery, Supplier will provide the reasons preventing Supplier from satisfying the requested increase within five (5) business days after receipt of iRobot’s request. Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties of the terms and conditions of such change, including changes in time required for performance, cost and applicable delivery schedules.
4.9.Rescheduled Delivery Push-Out, Reduction of Quantity, and Cancellation of Orders. iRobot may request Supplier to reschedule the delivery date for any Product, decrease quantity on open Purchase Order, and cancel pending Purchase Orders in accordance with this Section. The charges to iRobot for deferring delivery of a Purchase Order, reducing quantity or cancellation of a Purchase Order are outlined below:

Days Prior Delivery Dat	Reschedule Terms	Cancellation Liability
0-30 Day	Supplier is not obligated to adhere to the request, but must consider each request in good	iRobot may not cancel a Purchase Order to be delivered within 30 days of the applicable delivery date without payment to Supplier for the work incurred
31-56 Days from original delivery da	iRobot may reschedule out the delivery, reduce quantity or cancel the or

Material on hand, non-cancelable and non-returnable materials and applicable labor charges for WIP, provided, that such liability applies only to the extent that Supplier is unable to reallocate such material to any existing Purchase of iRobot

Notwithstanding anything to the contrary in this Agreement, any reschedule out of a delivery date, reduction of quantity and/or cancellation of a Purchase Order (in whole or in part) will not affect any Product Price.
4.10.Purchase Order Performance. Supplier shall fill and deliver 100% of the Products purchased under a Purchase Order by the due date specified on such Purchase Order. Purchase Orders to Supplier will be launched at lead-times mutually agreed between Supplier and iRobot in advance of issuance of Purchase Orders.
4.11.Time is of the Essence. Supplier agrees that time is of the essence with respect to all deliveries and performance. If Supplier fails to timely perform or deliver within five (5) business days of the delivery requirements of any standalone Purchase Order from iRobot, Supplier is liable to iRobot for all direct, reasonable costs incurred as a result of such delay including expediting costs. In the event of a delay, Supplier shall use best efforts to expedite delayed Products and/or performance, shall pay all reasonable expediting costs, including expedited delivery costs. Notwithstanding anything to the contrary, the following is hereby excluded from On-time delivery calculations:
◦Force Majeure event as provided in Section 17
◦iRobot caused and/or controlled delays
4.12.On-time delivery. For purposes of this Agreement, “On–time” delivery means: delivery of 100% of the Products purchased under a Purchase Order are delivered by the due date indicated on iRobot’s Purchase Order for such Products minus 5 calendar days, plus 0 days (-5 days, +0 days). Supplier will monitor and report to iRobot monthly “On-time” delivery per Purchase Order, and such report shall include the number of Purchase Orders placed by iRobot within the lead time versus number of Purchase Orders delivered On-time.
4.13.Change in Specifications. Supplier may not make any changes to the Product (including component changes) or its manufacturing process if such changes change the form, fit, function, design or safety of the Product without advanced written consent from iRobot. Should Supplier make such changes without prior iRobot written consent, Supplier will be liable for all damages incurred by iRobot, iRobot’s approved third parties or iRobot’s customers as a result of such unapproved changes.

5.PRODUCT ADDENDUM
5.1.Initial Product Addendum. The Initial Product to be supplied by Supplier to iRobot is as specified on the Product Addendum attached hereto as Exhibit C-1.
5.2.New Product Addenda. iRobot and Supplier may by mutual consent, from time to time, add products to this Agreement by executing a Product Addendum. The first new Product shall be specified on a Product Addendum to be attached hereto as Exhibit C-1. Each subsequent Product Addendum shall be numbered consecutively (e.g. Exhibit C-1, Exhibit C-2) and shall include such other terms and conditions as agreed upon by the Parties. Product Addenda executed by iRobot are only valid if signed by a Vice President or above.
5.3.Precedence. In the event of a conflict between this Agreement and a Product Addendum, the terms and conditions set forth in the Product Addendum will control and take precedence over any conflicting terms in the Agreement. However, where terms in the Product Addendum are additional, the underlying terms in the Agreement remain in full force and effect.

6.PRICE; PAYMENT TERMS
6.1.Price. The price and any associated fees for NRE or Tooling for a Product shall be as specified on the applicable Product Addendum and may not be changed without written agreement by the Parties. Supplier understands and will support iRobot’s requirement for mutually agreed upon fixed annual pricing for all Products and related accessories and spare parts. Supplier will extend fixed annual pricing for Products and accessories/spares to iRobot and iRobot’s Approved Third Parties. Supplier shall extend such mutually agreed upon fixed annual pricing to iRobot and iRobot Approved Third Parties based on non-binding volume guidance from iRobot for the following calendar year (“Estimated Annual Usage” or “EAU”).

Pricing is included in the relevant Product Addendum. For subsequent years, fixed pricing for a given calendar year will be agreed upon by the Parties per the following timeline and process:
(i)iRobot will submit to Supplier non-binding EAU guidance no later than Aug 1st, any year, for the upcoming year (Jan 1 to Dec 31).
(ii)Supplier will submit budgetary quote for Product(s) and related accessories/spares no later than August 30th, any year, for the upcoming year (Jan 1 to Dec 31).
(iii)iRobot will submit to Supplier refined non-binding EAU guidance no later than Nov 1st, any year, for the upcoming year (Jan 1 to Dec 31).
(iv)Supplier will submit final and binding quote no later than Nov 15th, any year, for the upcoming year (Jan 1 to Dec 31) for each Product.

6.2.Any impact to the fixed pricing of a Product and/or accessory due to unforeseen market circumstances or Force Majeure will be worked through between both Parties. Both Parties will review any such impact on a quarterly basis.

6.3.Either Party may request a meeting to discuss significant impact to pricing within a calendar year and both parties will negotiate in good faith in a timely manner the price of impacted Products moving forward. Pricing on Products cannot be changed without iRobot’s written approval (not unreasonably withheld) at any time.
6.4.Supplier will provide the following minimum price reductions on each product (unless otherwise stated in an applicable Product Addendum) measured from the first date of production for the applicable product: Year 1: [***]; Year 2: [***] price reduction; Year 3: [***] price reduction . Supplier shall pursue continuous cost reduction initiatives to ensure that all available sustainable and competitive pricing opportunities are reviewed. Such initiatives may include supply chain redesign, review of component suppliers, improved logistics solutions, improvements in manufacturing processes and test efficiency/elimination improvements, and if necessary process(es).
6.5.Governmental Action. If any taxes, duties, laws, rules, or regulations result in changes to the costs of performance of the Agreement (a “Governmental Action”), then the Parties, shall, as soon as possible following the identification of such governmental Action, agree on and implement revised prices to reflect such Governmental Action, retroactive to the date on which the Governmental Action became effective.
6.6.Payment Terms. Invoices shall be in US Dollars and emailed from Supplier to iRobot, no earlier than the date of delivery of Products. Invoices for Product purchased by iRobot should include the invoice, commercial invoice, packing slip, and cargo receipt or bill of lading. All invoices shall be submitted to apinvoices@irobot.com and are payable net ninety (90) days from receipt of invoice. All invoices must reference iRobot’s Purchase Order number. Invoices submitted without referencing the appropriate Purchase Order number will be rejected.

7.SHIPMENT AND ACCEPTANCE
7.1.Product Labeling. To the extent specified in the Product Addendum or attachment thereto, Supplier will ensure that the Products and the packaging contain such information and iRobot’s Marks.
7.2.Delays. Supplier agrees that time is of the essence with respect to all deliveries and performance. If Supplier fails to timely perform or deliver by the Delivery Date, Supplier is liable to iRobot for all costs incurred as a result of such delay including, but not limited to expediting costs. In the event of any delay more than 10 working days, iRobot may immediately cancel, without liability, all Purchase Orders or portions of Purchase Orders for affected Products. For delayed Products that iRobot continues to require Supplier to provide, Supplier shall use best efforts to expedite delayed Products and shall pay all expediting costs, including but not limited to expedited delivery costs.
7.3.Packing List. Each delivery of Products must include a packing list that contains at least: (i) SKU number;
(ii) quantity of Products shipped; (iii) serial number range of Products in the delivery and (iv) date of shipment.
7.4.Packaging; Damages. Supplier shall properly package, handle and pack all Products so as to protect Products from loss or damage, in conformance with good commercial practice and the Specifications and other applicable standards set forth in the applicable Product Addendum.
7.5.Acceptance. Upon receipt of the Product(s) by iRobot or iRobot’s Approved Third Parties, iRobot or iRobot’s Approved Third Parties shall visually inspect the Product(s) to ensure receipt in a physically undamaged condition. iRobot or iRobot’s Approved Third Parties shall notify Supplier of any discrepancies therein within thirty
(30) days following receipt thereof (the “Return Period”). Unless iRobot or iRobot’s approved third parties notify Supplier of a discrepancy within such period, iRobot or iRobot’s Approved Third Parties’ acceptance of any Product(s) shall be deemed to have been made upon receipt. Nothing herein shall, however, be construed to limit the warranty, indemnification or recall provisions of this Agreement.
7.6.Title and Risk of Loss. The risk of loss for any and all products will pass from Supplier to iRobot or iRobot’s approved third parties when such Products are delivered to iRobot or iRobot’s approved third parties y Supplier. The title of the Products will pass to iRobot or iRobot’s approved third parties upon Supplier receiving the full payment of the Products from iRobot or iRobot’s approved third parties. For purposes of this Agreement terms of sale for all product shipments shall be as specified in a Product Addendum.

8.END OF LIFE
8.1.Supplier Initiated End of Life. Supplier shall provide iRobot with no less than eighteen (18) months written notice of any Product that will reach end of life. During the last twelve (12) months of the end-of-life period, Supplier will provide iRobot with a “last time buy” option inclusive of the same or similar multi-year production schedule, free of any penalty and at the then agreed upon pricing. Supplier will ensure that production capacity during the last twelve months is, at a minimum, no less than previous twelve months’ production capacity.
8.2.iRobot Initiated End of Life. In the event iRobot decides to discontinue the production or sale of any product for which Supplier has provided Products under this Agreement, iRobot shall give Supplier no less than six (6) months advance written notice of such discontinuation.
8.3.Treatment of Obsolete/End-of-Life Material. Upon receiving notice from iRobot of an engineering change or that any Product, component or assembly has become obsolete or has reached end-of-life Supplier will, within a reasonable period after receiving such notice, provide iRobot with an analysis of iRobot’s liability to Supplier for components and materials acquired or scheduled to be acquired to manufacture such Product. iRobot’s liability shall include the price of finished Product and Supplier’s costs (including cancellation fees and charges), plus applicable margin, of WIP, safety stock components and materials and components and materials on hand or on order within applicable lead-times. Supplier will use Commercially Reasonable Efforts to assist iRobot in minimizing iRobot’s liability by taking the following steps:
•As soon as is commercially practical reduce or cancel Component and material orders to the extent contractually permitted.
•Return all Components and materials to the extent contractually permitted.
•Assist iRobot to determine whether current WIP should be completed, scrapped or shipped to iRobot or its designee “as is”.
8.4.Within ten (10) days of the end of life date, if requested by iRobot in writing, Supplier shall deliver any and all other materials supplied by iRobot to Supplier with respect to the manufacture of the Products that have reached end of life.

9.COMPLIANCE WITH LAWS, REGULATIONS & POLICIES
9.1.Compliance with laws and regulations. Supplier warrants and certifies that the Products comply with any and all applicable laws and regulations. Supplier shall be solely responsible for the cost of obtaining any necessary licenses, certifications, permits, insurances, and all associated fees and other charges.
9.2.Compliance with iRobot General Environmental Regulatory Requirements. Supplier warrants and certifies that all Products sold to iRobot during the Term of the Agreement will comply with the latest revisions of the iRobot General Environmental Regulatory Requirements (“GERR”) as attached hereto as Exhibit A. Compliance with the GERR is mandatory for all parts, components, modules, and subassemblies that are assembled into iRobot branded products regardless if they are meant to be built into a final assembly or to be shipped as spare or replacement parts.
9.3.Modification or Exceptions to the GERR. The GERR may be modified or amended by mutual agreement of the Parties in any Product Addendum.
9.4.Conflict Minerals. Supplier represents and warrants that it is in full compliance with conflict minerals laws, including, without limitation, Section 1502 of the Dodd-Frank Wall Street Reform and consumer Protection Act of 2010 as it may be amended from time to time and any regulations, rules, decisions or orders relating thereto adopted by the Securities and Exchange Commission or successor governmental agency responsible for adopting regulations relating thereto (collectively, “Dodd-Frank Section 1502”). Supplier must cooperate with iRobot to make available to iRobot and/or its agents, full material declarations that identify the sources of and amount of all substances contained in the Products. Unless iRobot specifically agrees in writing that a particular Product may contain a particular material, Supplier will also provide a statement that the Products do not contain various materials at issue in applicable laws and regulations. Supplier must declare each product’s compliance to all applicable hazardous material legislation and identify any substances that are banned or must be declared under applicable laws. In addition, Supplier will make available any documentation that supports the declaration. Without limiting the generality of the foregoing, Supplier agrees to disclose to iRobot, upon iRobot’s request, to the extent known or discoverable by Supplier following inquiry, the original source of all minerals contained in the Product. If Supplier does not know the original source of the minerals, Supplier agrees to cooperate with iRobot, including disclosing from whom Supplier purchased the minerals and urging others to disclose such information, so that the original source of minerals can be accurately determined and reported. Supplier shall comply with all laws regarding the sourcing of minerals, including, without limitation, laws prohibiting the sourcing of minerals from mins controlled by combatants and Dodd-Frank Section 1502. Without any further consideration, Supplier shall provide such further cooperation as iRobot may reasonably require in order to meet any obligations it may have under conflict minerals laws, including, without limitation, under Dodd-Frank Section 1502. Reference is also hereby made to Section 3 of the GERR found in Exhibit A.
9.5.United States Foreign Corrupt Practices Act, 15 U.S. C. §78dd-2 (the “FCPA”). Supplier represents that it has a copy of, and is familiar with the FCPA, and the purposes of the FCPA, including the FCPA’s prohibition of the payment or the gift of any item of value, either directly or indirectly, by or on behalf of a company organized under the laws of the United States of America or any of its states to an official, employee, or officer of, or person acting in an official capacity for, a government or international organization for the purpose of influencing any action or decision, or inducing him to use his influence with the government or organization in a manner contrary to his position or creating an improper advantage to assist a company in obtaining or retaining business for, with, or in that country or organization or directing business to any person. Supplier represents and warrants that it will take no action that would constitute a violation of the FCPA. Moreover, Supplier represents and warrants that no government official is a principal, owner, officer, employee or agent of any entity in which Supplier has an interest, and no government official has any material financial interest in the business of the Supplier. Further, Supplier represents and warrants it complies with all applicable legal requirements and iRobot’s policies against corrupt business practices, against money laundering and against facilitating or supporting persons who conspire to commit crimes or acts of terror against any person or government. Supplier agrees to notify iRobot in writing immediately of the occurrence of any event, which renders the foregoing representations and warranties of this paragraph incorrect.
9.6.Child/Forced Prison Labor Laws. Supplier, by signing this Agreement, represents and warrants that it and its subcontractors/suppliers will comply with all applicable local government regulations regarding minimum wage, living conditions, overtime, working conditions, child labor laws and the applicable labor and environmental laws. Supplier further represents and warrants that it and its subcontractors/suppliers do not use any form of forced prison labor and/or child labor under the age of 15 or the minimum age required by local government, whichever is older.
9.7.iRobot’s Supplier Code of Conduct. Supplier represents and warrants that it has reviewed iRobot’s Supplier Code of Conduct at the link listed below as it may be amended from time to time and will not knowingly take any action in contradiction to the iRobot Supplier Code of Conduct.
http://www.responsiblebusiness.org/code-of-conduct/
9.8.Noncompliance. Noncompliance by Supplier with any applicable law, regulation or policy, including, the GERR, the GERR as it may be modified by a Product Addendum, the FCPA and iRobot’s Code of Conduct and Business Ethics will be deemed to be a material breach of this Agreement.

10.QUALITY
10.1.iRobot General Quality Requirements. Supplier shall comply with the latest revision of iRobot document number 4277148, General Quality Requirements (“GQR”) attached hereto as Exhibit B and incorporated herein by reference. Any deviations to Supplier’s compliance with the GQR must be approved in writing by iRobot. Supplier shall convey the GQR to and enforce the GQR upon its suppliers.

11.WARRANTIES
11.1.Product Warranties. Supplier warrants that it has expertise in designing and manufacturing the Products. Supplier further warrants that it has the personnel, capacity and facilities to supply Products of consistently high quality in the quantities forecasted by iRobot. Supplier warrants that all Products will be free from defects in design, material and workmanship and will conform to the Specifications. Supplier further warrants that all Products will be new and be free and clear from all liens, encumbrances, restrictions and other claims of title or ownership. The warranty period for each Product shall commence on the date of delivery to iRobot or iRobot’s Approved Third Parties and continue for [***] thereafter and will survive any inspection, delivery, acceptance or payment by iRobot (“Warranty Period”).
11.2.Epidemic Failure. iRobot will regularly monitor the failure rates of the Products. In the event that iRobot determines that an Epidemic Failure has occurred (or is occurring) using the formulas included in the Product Addendum, iRobot will notify Supplier of such determination as soon as possible. Upon receiving such notification Supplier shall:
11.2.1.Within one (1) business day of learning of such Epidemic Failure, provide iRobot with a status report and details of a proposed interim solution; and
11.2.2.No later than five (5) business days following notification of such Epidemic Failure, provide iRobot with a root cause analysis and corrective action plan.
11.2.3.In each of the foregoing cases, iRobot will make available such information and assistance reasonably required to allow Supplier to conduct its root cause analysis and to provide its corrective action plan.
11.2.4.Remedies for an Epidemic Failure: In the event any Epidemic Failure results from a breach of any of the warranties under this Agreement during the Warranty Period, then Supplier shall (i) promptly refund to iRobot the full purchase price paid for all Products subject to such Epidemic Failure; (ii) refund to iRobot the transportation cost, plus any tariffs and fees related to customs processing for all Products subject to such Epidemic Failure; (iii) pay for any all associated costs related to any Product recall related to the Epidemic Failure and; (iv) pay for all other reasonable costs to cure the Epidemic Failure (ex. re-work, replacement products, shipping costs, partner penalties).
11.3.Training. Supplier will provide all necessary training, including Training Materials and Instructions for each Product to allow iRobot the ability to repair the Product.
11.4.Customer Service. Customers will contact iRobot for any and all customer concerns relating to the Product and iRobot will manage all customer communications. Supplier shall have no contact with customers relating to the Product without written iRobot approval.

12.PRODUCT RECALL
12.1.If either party is required by law, government authority or court of competent jurisdiction to, or if iRobot decides in its reasonable discretion to, initiate a Product recall, withdrawal or field correction (“Recalling Party”), the Recalling Party will notify the other Party of the details regarding such action, including providing copies of all relevant documentation concerning such action. Supplier will assist iRobot, at Supplier’s expense, in investigating any such situation and all regulatory contacts that are made and all activities concerning seizure, recall, withdrawal or field correction will be coordinated and made by iRobot, and all communications in connection with any recall, shall come solely from iRobot or have been approved by iRobot prior to dissemination by an approved third party, unless otherwise required by law. If any such recall, withdrawal, field correction or seizure results from (i) failure of any Product to conform to the Specification, or any warranty or other requirement set forth in this Agreement; (ii) the failure of Supplier to comply with any applicable law, rule, regulation, standard, court order or decree; (iii) the negligent or intentional wrongful act or omission of Supplier in connection with the production of Product hereunder; or (iv) a design or manufacturing defect, then, in addition to the rights, remedies and obligations under this Section, Supplier shall be responsible for the full cost and expense of any such seizure, recall, withdrawal or field correction. For the purposes of this Agreement, the expenses of any recall, withdrawal, field correction or seizure shall include, without limitation, the out-of-pocket expenses of notification and destruction or return of the recalled Product, reasonable attorney’s fees, and all other out-of-pocket costs incurred in connection with such recall.

13.MARKETING & LICENSING
13.1.Marketing Authority. iRobot and its Approved Third Parties shall have the right to use their own business and license terms for all sales, marketing and distribution of the Products acquired by them.
13.2.No Rights in Marks. Nothing in this Agreement shall be construed to grant either Party any rights in the Marks of the other Party. As between the Parties, the iRobot specified packaging, design, manuals, iRobot Marks, manuals and Product model names (the “iRobot Elements”) are the property of iRobot. Accordingly, Supplier shall not use the iRobot Elements except in connection with fulfillment of Supplier’s obligations hereunder.

14.INDEMNIFICATION
14.1.iRobot’s Indemnity Obligations. Subject to Supplier’s indemnification of iRobot, iRobot shall indemnify, defend and hold Supplier and its employees, Subsidiaries, Affiliates, successors and assigns (“Supplier Indemnified Parties”) harmless from and against any and all losses, liabilities, damages (including consequential, special and/or punitive damages), claims, expenses, suits, recoveries, judgments and fines (including reasonable attorneys’ fees and expenses) (collectively “Losses”), arising from any third party claims asserted against any Supplier Indemnified Party, to the extent that any such claim is based on any of the following: (a) proper and authorized use of iRobot Intellectual Property and/or iRobot Elements; (b) false advertising claims not based on the Marketing Documentation; and (c) Supplier’s use of any item in subsections (a) in connection with performing its obligations under this Agreement which infringes any patent, copyright or other Intellectual Property Right of a third party.
14.2.Supplier’s Indemnity Obligations. Except as stated in Section 14.1 above, Supplier shall indemnify, defend and hold iRobot and its employees, Subsidiaries, Affiliates, successors and assigns (“iRobot Indemnified Parties”) harmless from and against any and all Losses that may be incurred by any iRobot Indemnified Party arising out of (a) any damage to property or injury or death occurring to any person arising out of any failure by Supplier to provide Products in conformance with the Specifications; (b) any injury to person or property or death occurring to any Supplier employees, subcontractors, agents or any other individuals on Supplier’s premises; (c) any breach by Supplier of any of its respective obligations, representations or warranties under this Agreement, including a breach which results in a recall of Product, a data breach, an Epidemic Failure, or noncompliance with the GERR, Conflict Minerals and/or the GQR; (d) any grossly negligent or willful act or omission on the part of Supplier, Affiliates of Supplier or its subcontractors, officers, directors, employees, agents or contractors; (e) the operation, ownership or control of the facilities of Supplier, its Affiliates or its subcontractors; (f) the manufacturing, generation, processing, storage, transportation, distribution, treatment, disposal or other handling of the Products or materials used in the manufacture and packaging of the Products, or associated by-product, raw materials, intermediates, wastes, hazardous materials, emissions, releases, spills, leaks or discharges, or returned Products; (g) any claim relating to the infringement of patent or other intellectual property rights relating to the Product and/or the manufacturing process employed by Supplier for the Products; (h) any false advertising claim based on the Marketing Documentation; or (i) violation of any applicable law, regulation, or rule in connection with the manufacturing of and/or the Products that are the subject of this Agreement.
14.3.Indemnification Procedures. Any Party that may be entitled to indemnification under this Agreement (“Indemnified Party”) shall give the other Party (“Indemnifying Party”) prompt notice of any claim and cooperate with the Indemnifying Party at its expense. The Indemnifying Party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the Indemnified Party within thirty (30) calendar days of the first receipt of such notice. The Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to the settlement, compromise or discharge of the claim.

15.INSURANCE
15.1.General Requirements. General requirements. Supplier shall maintain for the term of this Agreement, at its own expense: (a) commercial general liability policy including contractual liability products/completed operation and broad form property damage coverage, affording protection on an occurrence basis for claims arising out of bodily injury, death, and property damage, and having limits of not less than; a combined single limit of $[***] per occurrence with a $[***] aggregate limit of liability; (b) Worker’s Compensation insurance as required by the laws of state where the services will be performed and Employer’s Liability Insurance with a $[***] per occurrence limit; (c) Commercial Automobile Liability Insurance - bodily injury and property damage combined single limit of $[***]; (d) Professional Liability/Errors and Omissions Insurance with policy limits of $[***] per wrongful act or claim and $[***] aggregate; and (e) Cyber Security Insurance that affords coverage for first and third party information security and privacy associated risks with policy limits of $[***] per wrongful act or claim and $[***] aggregate. Such insurance shall name Company as an additional insured, waiver of subrogation in favor of the additional insured, may not be canceled without thirty (30) days prior written notice to Company, and this coverage shall be primary and non-contributory. Prior to the commencement of Services, Supplier shall provide a certificate of insurance to Company evidencing these requirements and shall provide updated certificates as applicable. Supplier shall also be liable to maintain, at its sole expense, travel insurance coverage and any legally mandated health insurance.
15.2.Additional Requirements. All deductibles on policies providing coverage will be paid by Supplier. In no event will the coverage or limits of any insurance required under this Section or the lack or unavailability of any other insurance, be deemed to limit or diminish either Party’s obligations or liability to the other Party under this Agreement, including but not limited to, each Party’s indemnification obligations as set forth in Section 14.

16.FORCE MAJEURE
16.1.Notification. If the performance by either Party is affected by any event of Force Majeure, including acts of God, actions or directives of a court or public authority or government, war or civil disturbance, fire, explosion, flood, criminal disturbances and power failures or any other event beyond the reasonable control of such Party, such party shall immediately notify the other Party, in writing, giving details of the event.
16.2.Suspension of Performance. The performance of the Party affected by such Force Majeure shall be suspended only for as long as the event of Force Majeure continues, but the Parties shall consult and will use Commercially Reasonable Efforts to find alternative means of accomplishing such performance.
16.3.Commencement of Performance. Immediately upon cessation of the event of Force Majeure, the Party affected by force majeure will notify the other Party in writing and will take steps to recommence or continue the performance that was suspended.

17.CONFIDENTIALITY
17.1.Confidentiality. This Agreement is covered under the terms and conditions of Mutual Non-Disclosure Agreement (“NDA”) executed by Supplier and iRobot on May 31st, 2023, and attached hereto as Exhibit E, the terms of which are incorporated by this reference.
17.2. No Publicity. Supplier agrees that it will not state publicly or otherwise, verbally or in writing, that any Product purchased hereunder [***], unless required to do so by law.

18.RECORDS RETENTION
18.1.Records Retention. For a period of three (3) years from delivery of Products to iRobot or iRobot’s approved third parties, Supplier shall maintain accurate and complete records for all Products manufactured hereunder. This shall include all records relating to Product traceability to ensure both forward and reverse traceability. Records shall contain, at a minimum, all information relating to the following:
▪Component lot certificates
▪Volume of Product manufactured with each production run
▪Date code for Product manufactured with each production run
▪Date codes for Products shipped against Purchase Orders from all iRobot approved third parties

▪All quality control and quality inspection data of Products shipped
▪All life and reliability testing units

19.INTELLECTUAL PROPERTY OWNERSHIP
19.1.iRobot Intellectual Property. With regard to the Products, iRobot shall own the Intellectual Property or other rights as provided in a Product Addendum.
19.2.Supplier Intellectual Property. Unless otherwise provided in a Product Addendum, all Intellectual Property and other rights in the Products shall be owned by Supplier.

20.TERM; TERMINATION
20.1.Term. This Agreement shall begin on Effective Date and shall expire two years therefrom (the “Term.”) The Term may be extended by written mutual agreement of the parties. All Purchase Order(s) accepted by Supplier prior to the expiration of this Agreement shall be fulfilled and paid pursuant to and subject to the terms of the Purchase Order.
20.2.Termination for Cause. This Agreement may be terminated by either Party in the event of a breach by the other Party of a material provision hereof if such breach is not cured within thirty (30) business days of receipt of written notice specifying the default (“Cure Period”).
20.3.Termination for Convenience. This Agreement may be terminated for convenience at any time by either Party with one hundred and eighty (180) days’ written notice to the other Party.
20.4.Requirements upon Termination. Upon receipt of notice of termination, Supplier has an affirmative duty to minimize all costs incurred between the notice of termination date and the effective date of termination (unless otherwise notified in writing by iRobot) and the Supplier shall:
I.In accordance with NDA executed between the Parties (Exhibit E), protect, secure, and, if requested, deliver to iRobot all iRobot Confidential Information;
II.Extend to the iRobot a “last time buy” option for Products as described in Section 8; and
III.Deliver to iRobot all iRobot owned Tooling.

21.LIMITATIONS OF LIABILITY
Under no circumstances shall iRobot be liable for incidental, indirect, special, consequential or punitive damages arising out of, or in connection with the agreement that is ultimately signed.
EXCEPT FOR UNDISPUTED AMOUNTS OWED TO SUPPLIER UNDER THE TERMS OF THIS AGREEMENT, IROBOT’S MAXIMUM AGGREGATE LIABILITY TO SUPPLIER OVER THE TERM OF THIS AGREEMENT SHALL NOT EXCEED [***].

22.NON-SOLICITATION OF EMPLOYEES
The Parties agree not to solicit any employee of the other Party for the purpose of inducing such employee to terminate his employment with the other Party, during the term of this Agreement, or within two (2) years following its termination. A general advertisement for employment in a newspaper or online shall not be considered solicitation hereunder.

23.INDEPENDENT CONTRACTOR
The Parties agree that iRobot has no obligation to pay any compensation or benefits to Supplier’s Personnel, including but not limited to workers compensation, health benefits and other benefits, and that Supplier is exclusively responsible for such payments to Supplier’s Personnel. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between iRobot and Supplier, nor shall anything in this Agreement be deemed to construe Supplier or iRobot as the agent of the other. Neither Supplier nor iRobot shall be or become liable or bound by any representation, act or omission of the other. Supplier (including Supplier Personnel) is retained by iRobot only for the purposes and to the extent set forth in this Agreement, and Supplier’s relationship to iRobot shall, during the period or periods this Agreement remains in effect, be that of an independent contractor. Supplier shall be free to dispose of such portion of its resources during regular business hours as it has not obligated to devote hereunder to iRobot in such manner as Supplier deems advisable. Supplier and Supplier Personnel shall not be considered under the provisions of this Agreement or otherwise as having an employee status with iRobot. Additionally, Supplier or Supplier Personnel will not act as or represent itself as being an agent or employee of iRobot, or have any authority express or implied, to assume or create any obligation on behalf of iRobot or to bind iRobot in any way whatsoever.

24.INFORMATION SECURITY
24.1.Information Security. Supplier will implement and maintain information and data security guidelines for maintaining security controls as it relates to iRobot’s Confidential Information. At a minimum, Supplier’s information security guidelines shall include: (a) a requirement that Supplier comply, in all material respects, with applicable laws, rules, and regulations; (b) a plan to assess and manage system failures; (c) a regular assessment of data security risks, with adjustments made to the data security program to reduce such risks; (d) notice and incident response procedures; (e) providing access to iRobot to Supplier’s audit reports, results, and artifacts to validate and assess controls associated with third party accreditations or any of the outlined controls in this Schedule; and (f) provide iRobot with a copy of its SOC2 Type II or ISO 27001 Report or equivalent industry standard security accreditations or mutually agreed upon independent audits as requested by iRobot from time to time. In addition, Supplier shall comply with the security requirements described in Exhibit D. Supplier’s non-compliance with the security requirements described in Exhibit D is a material breach of this Agreement.

25.BREACH OF AGREEMENT
The Supplier acknowledges and agree that a breach by it of its obligations to manufacture and supply any Products under this Agreement would cause irreparable harm to iRobot because the Products are unique in kind and quality and, moreover, suitable substitutes are unobtainable or unreasonably difficult or inconvenient for iRobot to procure and Supplier further acknowledges and agrees that iRobot could not be adequately compensated by money damages. Accordingly, in addition to any other remedies that may be available, in law, in equity or otherwise, in the case of any such actual or threatened breach, iRobot shall be entitled to obtain specific performance (including an order of a court requiring that Supplier manufacture and/or supply Product under this Agreement), without the necessity of posting a bond or proving actual damages. Finally, Supplier agrees that such equitable relief (including without limitation, specific performance), is a reasonable outcome of any actual or threatened breach contemplated by this Section, and Supplier hereby knowingly assumes the risk that a court or other tribunal may order specific performance. Supplier further acknowledges and agrees that any equitable relief ordered by a court or tribunal would not be a penalty.

26.DISPUTE RESOLUTION
26.1.Arbitration. The Parties agree to the settlement by arbitration of all claims or controversies each Party may have against the other relating in any manner whatsoever to this Agreement or its terms. Except for the right to obtain provisional remedies or interim relief, which right is preserved without any waiver of the right to arbitration, arbitration under this Agreement shall be the exclusive remedy for all such arbitrable claims, except for breaches of confidentiality and/or intellectual property provisions.
26.2.Arbitration Venue. The Parties also agree that arbitration shall be held in Boston, Massachusetts, and shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to award or grant legal, equitable and declaratory relief. Such arbitration shall be final and binding on the Parties.

26.3.Arbitrators. The arbitration shall be conducted by a panel of three arbitrators, one of whom will be chosen by Supplier, one of whom will be chosen by iRobot and the third to be chosen by mutual agreement of the two arbitrators selected by the Parties.
26.4.Enforcement Proceedings. The Parties agree that in the event that any action, either civil or arbitral is brought to enforce this Agreement by either Party, the prevailing Party shall be entitled to an award of all reasonable attorneys’ fees and legal costs, in addition to other relief.

27.GOVERNING LAW
The Agreement will be governed by the laws of the Commonwealth of Massachusetts (without regards to its conflict of laws’ provisions). The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

28.GENERAL PROVISIONS
28.1.Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
28.2.Entire Agreement. This Agreement, any Addenda, Amendments, exhibits, or related Purchase Orders shall constitute the complete and exclusive statement of the agreement between the Parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement. This Agreement may only be modified in writing and signed by an authorized representative of both parties.
28.3.Waiver. A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either Party in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing. No prior transactions or dealings between the Parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.
28.4.Headings. Headings contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.
28.5.Remedies. The remedies reserved by the Parties shall be subject to the limitations set forth in this Agreement. Remedies shall be cumulative and in addition to other remedies provided in law or equity.
28.6.Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.
28.7.Assignment. This Agreement, including the Parties’ rights, duties, and obligations under this Agreement are not transferable, delegable or assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
28.8.Legal Notices. Except as otherwise specifically stated in this Agreement, legal notices and other Agreement related communications by a party under this Agreement shall be deemed given five (5) business days after the date when deposited in the United States mail return with delivery confirmation postage pre-paid, registered mail postage prepaid, common carrier with delivery confirmation, courier services with signature confirmation or facsimile with delivery confirmation addressed as follows or as otherwise directed in writing by either Party:

To Supplier:	Shenzhen 3irobotix Co., Ltd
10th Floor, Block A, Han’s Innovation Building, No. 9018,
North Circular Avenue Songpingshan Community, Xili Street,
Nanshan District, Shenzhen, 518055, China
Att: rodm Business Unit General Manager
Email: lih2062@3irobotics.com

To iRobot:	iRobot Corporation
8 Crosby Drive
Attention: General Counsel Mail Stop 10-2
Bedford, Massachusetts 01730
legal@irobot.com

With a copy to:	iRobot Corporation
8 Crosby Drive
Attention: VP Procurement, Sourcing & Planning Mail Stop 10-2
Bedford, Massachusetts 01730
procurement@irobot.com

28.9.Survival of Terms. The following sections shall survive termination of this Agreement: Warranties, Non- Solicitation of Employees, Limitation of Liability, Indemnification, Confidentiality, Intellectual Property Ownership, Dispute Resolution, Survival of Terms and Audit Rights.
28.10.Audit Rights. During the term of this Agreement, and for a period of three (3) years thereafter, each Party will keep complete and accurate books and records sufficient to verify compliance or non-compliance with the provisions of this Agreement. Each Party will, upon at least thirty (30) days prior written request by the other Party, allow such Party, or a representative of such Party, to audit such books and records at the audited Party’s premises. Only books and records directly applicable to performance pursuant to this Agreement shall be available for such examination and/or copying. Each Party agrees that any information learned by or disclosed to it or its auditor in connection with such audit is Confidential Information of the audited party.
28.11.Authorization. Each Party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement.

IN WITNESS WHEREOF, the parties executed this Agreement on the latest date written below.

Shenzhen 3irobotix Co., Ltd	iRobot Corporation
/s/ Richard Li	/s/ Charles Kirol
Signature	Signature

Richard Li	Charles Kirol
Printed or Typed Name	Printed or Typed Name

ODM BU general manager	EVP and CSCO
Title	Title
August 17, 2023 | 3:33 AM EDT	August 16, 2023 | 2:42 PM EDT
Date	Date

Exhibit A

Original Design Manufacturer and Supply Agreement
Shenzhen 3irobotix Co., Ltd and iRobot Corporation
iRobot General Environmental Regulatory Requirements (“GERR”)

Exhibit B
Original Design Manufacturer and Supply Agreement
Shenzhen 3irobotix Co., Ltd and iRobot Corporation
iRobot General Quality Requirements (“GQR”)

Exhibit C
Original Design Manufacturer and Supply Agreement
Shenzhen 3irobotix Co., Ltd and iRobot Corporation
Product Addendum

Exhibit D
Original Design Manufacturer and Supply Agreement
Shenzhen 3irobotix Co., Ltd and iRobot Corporation

Information Security Requirements

Exhibit E
Original Design Manufacturer and Supply Agreement
Shenzhen 3irobotix Co., Ltd and iRobot Corporation

Non-Disclosure Agreement